Exhibit 99.2

THE CHILDREN’S PLACE, INC.

To Our Shareholders:

The full transition of governance of The Children’s Place, Inc. (“TCP” or the “Company”) was made on March 8, 2024. We took governance in the faith that we can protect and compound, at a reasonable rate of return, the per-share intrinsic value of TCP benefitting all fellow shareholders with whom I am aligned. This letter is intended for long-term shareholders who have a serious interest in their holdings as distinguished from speculators. Had our positions been reversed, this Honest-to-God letter would have been what I wanted.

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Who is Mithaq?

Mithaq Holding Company is a decentralized family office that follows a disciplined value-investing approach. My partner and fellow TCP board member Muhammad Asif Seemab and I aspire to master Chapters 8 and 20 of Professor Benjamin Graham’s “The Intelligent Investor.” We allocate our capital opportunistically to a handful of high-quality public/private businesses managed by first-class management through full/partial equity stakes purchased at less than their intrinsic value as determined by our careful analysis, emphasizing concentrating on the best ideas and holding them over a long period or until fruition.

My father, who is also my role model, Saleh A. AlRajhi (1921 – 2011), had no inherited wealth. Mithaq’s wealth, by and large, is the fruit of my father's toil. Therefore, considering our fiduciary responsibilities and care to immediate family members who have committed large portions of their net worth in Mithaq, our first job is wealth preservation and, second, to generate a better-than-average risk-adjusted return to compound total equity value over the longest time possible.

Mithaq’s model is autonomy-and-trust rather than the more common approach of command-and-control. Our business model relies more on mutual trust than just relying on traditional internal controls. Our operation is highly decentralized, and the capital allocation decisions are highly centralized. This mix of loose and tight is based on trust to an extreme degree. While speaking at the University of Southern California in 2007, Charlie Munger said “The highest form that civilization can reach is a seamless web of deserved trust—not much procedure, just totally reliable people correctly trusting one another.”

At Mithaq, we strive to cement our reputation as a great home for founders, owners, and first-class management. We believe that we champion lifelong partnerships that are based on trust—as trust is what works. This simple yet great virtue has profound implications for business, and life too. This model is built on bone-deep values, not formulas.

Mithaq Capital SPC, the controlling shareholder of TCP, is an independent limited-investor, private mutual fund licensed by the Cayman Islands Monetary Authority. By design, only 15 investors can subscribe to the fund and it is not open to the general public. We use this platform to manage investments (public equities and alternative investments) across the globe, and we serve selected family and team members only, i.e., no outsiders and we eat our own cooking.

A significant portion of Asif’s and almost all my net worth is invested in Mithaq. Being the largest shareholder translates into sharing the downside as well as the upside. That's an attitude I admire.

When management doesn't share the downside risk, they take risky bets to pursue big rewards (with a ton of hope, I must add), regardless of the potential permanent loss of capital.

Like marriage, ownership of a business is a long-term commitment. Had investing worked the same way, investors would have set high standards and patiently waited to cherry-pick the right one. The global village has positioned us better than our ancestors as we have the advantage of choosing from a much broader menu across the globe with a variety of alternative investment options. The more options we have, the more likely we make high-quality decisions, and our basic rationale for global investing is that it offers a bigger pond to fish in.

At Mithaq, we had envisioned that our investing journey would evolve from owning partial stakes in businesses to controlling a few fully owned, high-quality and free-cash-flow generative businesses. This will enable us to control their free cash flows and reinvest them to acquire more high-quality and free-cash-flow generative businesses managed by first-class management.

Time has come to give credit where credit is due. The educational influence we have had and still have on and through us, from our investing heroes, Messrs. Warren Buffett and Charlie Munger, is abundant. Their journey evolved from owning partly owned stakes in businesses to controlling a few fully owned, high-quality and free-cash-flow generative businesses.

Although we are going through the same evolution in our investing journey, and as much as we aspire to follow our investing heroes, we strive to practice independent thinking without blindly cloning heroes’ investment books.

The decision for this journey and its objectives is anything but straightforward.

In honor of the late Charlie Munger (1924 – 2023), Vice Chairman of Berkshire Hathaway and Warren Buffett’s long-term business partner, or better known by his children as a “book with legs” the following speech, “How to Guarantee a Life of Misery,” was delivered on June 13, 1986:

“First, be unreliable. Do not faithfully do what you have engaged to do. If you will only master this one habit you will more than counterbalance the combined effect of all your virtues, howsoever great. If you like being distrusted and excluded from the best human contribution and company, this prescription is for you. Master this one habit and you can always play the role of the hare in the fable, except that instead of being outrun by one fine turtle you will be outrun by hordes and hordes of mediocre turtles and even by some mediocre turtles on crutches.”

“I must warn you that if you don’t follow my first prescription it may be hard to end up miserable, even if you start disadvantaged. I had a roommate in college who was and is severely dyslexic. But he is perhaps the most reliable man I have ever known. He has had a wonderful life so far, outstanding wife and children, chief executive of a multibillion-dollar corporation.”

Reliability is the number one quality in dealing with people and managing other people's money. The rewards of being trustworthy, honest and reliable are infinite. Therefore, we will always seek to represent all shareholders with unshakeable reliability and high-quality work standards. However, we urge you to tamp down your expectations to avoid any disappointment.

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Historical Facts

Below is a summary of selective historical financial data of The Children's Place, Inc.:

						Gross	Return on
Financial	Total	Cash From	SG&A	Free Cash	Profit After	Profit	Invested
Year**	Revenue*	Operations*	Expenses*	Flows*	Tax*	Margin*	Capital***
2011	1,673,998,976	174,048,000	452,459,008	90,103,000	83,124,000	39.6%	14.1%
2012	1,715,862,016	156,103,008	477,424,992	76,339,000	74,345,000	38.4%	12.4%
2013	1,809,485,952	205,042,000	510,918,016	114,860,000	63,243,000	38.2%	10.2%
2014	1,765,789,056	173,470,000	485,652,992	100,864,000	53,026,000	37.1%	8.6%
2015	1,761,324,032	161,410,000	470,686,016	89,198,000	56,888,000	35.3%	9.4%
2016	1,725,777,024	182,650,000	469,897,984	140,504,992	57,884,000	36.2%	10.3%
2017	1,785,315,968	199,292,000	454,143,008	164,608,000	102,336,000	37.6%	19.0%
2018	1,870,274,944	214,383,008	476,486,016	155,726,000	84,698,000	38.0%	15.7%
2019	1,938,083,968	139,914,000	498,343,008	68,800,000	100,960,000	35.3%	26.3%
2020	1,870,668,008	177,902,000	478,120,000	120,400,000	73,300,000	35.0%	19.0%
2021	1,522,598,016	(35,717,000)	428,233,984	(66,302,000)	(140,364,992)	21.9%	(42.3)%
2022	1,915,363,968	133,276,000	459,168,992	103,969,000	187,171,008	41.5%	41.3%
2023	1,708,482,048	(8,218,000)	460,972,000	(53,795,000)	(1,138,000)	30.1%	1.7%
2024	1,602,508,000	92,800,000	447,343,000	65,241,000	(154,541,000)	27.8%	(27.8)%

*: Source: Public filings.

**: Financial Year 2024 means the accounting year ended on February 3, 2024 (FY2023 ended on January 28, 2023).

***: Source: Bloomberg. The Invested Capital is adjusted down by the short and long term operating lease liabilities under ASC 842.

Over the last 14-years, TCP has generated annual net income ranging from $53 million to $187 million with only a few years of reported losses. Over the same period, TCP generated annual free cash flows ranging from $69 million to $140 million and almost all used to buy back the shares.

Since FY2009, TCP’s buybacks amounted to $1.598 billion, and $135 million distributed through cash dividends. This helped in reducing the share count from 29.5 million shares to 12.6 million shares (57.3% net reduction!) after incorporating shares issued to management under stock-based compensation.

Over the last 14-years, TCP revenue has remained relatively flat, while the number of stores decreased from 995 to 523 (a 47% reduction). E-commerce revenue as a percentage of total revenue went up from 9% in FY2011 to 48.3% (53.9% as a percentage of retail revenue) in FY2024. Despite the significant shift in revenue channel, SG&A expenses remained relatively flat.

During FY1997 to FY2017 (a span of 20-years), TCP's median gross profit margin stood at approx. 40% (simple average 39%) vs. 39% of the closest listed peer in the United States. However, post FY2018, TCP’s closest peer has improved its gross profit margin by 6-7% whereas TCP lost 7%.

During FY1999 to FY2012, the inventory turnover, which measures the number of times the inventory is sold during the year, remained at 5x whereas during FY2013 to FY2019, it went down to 3.9x, and post FY2022 it has come down to sub 3x.

Over the past 14-years, TCP has spent $952 million on information technology related costs out of which $534 million is expensed out in P&L and $419 million was capitalized and is being expensed through depreciation over time. In the last six years, the average annual IT spend is 4.1% of total revenue, while a typical retail company’s net profit margin is around 5-7%.

While it is an intangible asset and an accounting matter, an impairment charge of $29 million on the Gymboree tradename is recorded in FY2024, primarily due to an increase in the discount rate and $5.6 million of impairment charges to stores.

Beyond capex, due to a material shift in the revenue channel to e-commerce, we don’t believe TCP should require continuous material capital expenditure, and historically, TCP maintained a clean balance sheet, with minimal debt except for a few specific periods. TCP has high exposure to debt currently, and the net interest expense was $30 million for FY2024 as compared to $13.2 million last year.

Over the last 14-years, the return on invested capital was double-digits in nine years, single-digits in three years, and negative in two years. We believe that, over time, a company's share price tends to reflect its underlying operating performance. It's akin to gravity. Thus, over time, an investor's return would match the return that the underlying business earns on its invested capital.

In the absence of material capital expenditure on a continuous basis, TCP’s core business does not have unlimited capacity to reinvest its retained earnings. In other words, over the long run, our expectation is that the intrinsic value of TCP should be more dependent on how management allocates its retained earnings.

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Strategy Going Forward

We have no master plan. Master planning works perfectly in theory but more often fails in practice. We will always seek to be opportunistic, and the present board has enough skin-in-the-game and will take a more active role, not only in governance, but also in overseeing management’s capital allocation decisions. While we have influence as board members, we cannot eliminate all poor decisions. Even if we execute really well, some things just take time. Without going into specifics, below are some preliminary observations on the strategy that we expect management to execute:

Capital Allocation: Over the long run the intrinsic value of the business depends on how wisely management allocates capital. Therefore, we will always seek to be opportunistic and allocate capital thoughtfully and intelligently. Our priority would be to invest in business growth and use free cash flows to reduce and ultimately eliminate debt over time. Once TCP is debt-free, we will consider the best use of capital depending on the opportunities at that time. For example, we would only expect to buy back shares if the market value is materially lower than the intrinsic value.

Liquidity and Debt: Being debt-averse, wherever it is possible and economically viable, we will be prioritizing paying back the debt. The size of the runway of corporations and investors' time horizons more often shrink under debt. A business selling affordable products that is unable to pass on inflationary pressures to customers shouldn’t be run on debt. Instead, decent liquidity should always be kept on the balance sheet of such businesses. We do not want to leave TCP at the mercy and kindness of lenders who are not aligned with TCP’s shareholders. This is a reason why, when TCP was faced with the possibility of having to accept what we believe to be outrageous terms from another prospective lender, Mithaq stepped in to lend on terms materially more favorable to TCP. TCP will also raise equity capital through a rights offering committed to at the time we provided our initial TCP rescue financing, which, depending on the market conditions at the time of the rights offering, will add permanent capital to and strengthen the balance sheet.

Operational Efficiencies: We will take steps to examine obtainable operational efficiencies and to implement disciplined expense management, to build a strong foundation for long-term growth. The growth of human capital at headquarters often leads to the proliferation of unnecessary bureaucracy and complexity that hampers innovation, demoralizes talented individuals, and the customer-centric mindset may take a backseat as internal processes and procedures become the primary concern. Moreover, unnecessary bureaucracy can lead to frustration among team members. Talented individuals who thrive in dynamic and autonomous environments may lose motivation, decrease their productivity, and may even leave. Since the majority of total revenue is e-commerce, the quantum of human capital should be adjusted accordingly.

Operating Controls: We will take steps to enhance the operating controls to minimize mistakes and reduce bureaucracy. A lean management style eliminates costs, speeds decision-making, and attracts talented individuals with an ownership mentality who challenge the status quo and periodically evaluate practices for their cost and benefit. We will implement a zero-based budgeting approach across all departments so that we identify further opportunities to achieve efficiency. We will also strive to apply technology-led optimization initiatives to automate any repetitive tasks to reduce costs and strive for logistics and operational excellence.

Compensation Structure and Decentralization: We intend to implement an appropriate performance-based incentive system, in which business units are incentivized for the factors they can control and are not penalized for the factors they can’t control. Incentive is the principal driver of behavior. With proper incentives, you get proper outcomes. TCP will grow leaders internally or hire competent individuals, give them authority, incentivize them and leave them alone. Such incentive systems can’t be achieved unless authority is decentralized. We will take steps to delegate tasks to the responsible individuals and those individuals should shoulder responsibility for the process and the outcome. This approach makes team members champion new ideas. A hands-off approach, responsibility and trust motivate the best.

Culture: We will take steps to shape a culture where talented individuals i.e., intelligent, energetic and ethical who think like owners can prosper. A decentralized culture assumes autonomy and that can’t be achieved without trust in team leaders. TCP operates in an industry where one has to continuously innovate. Innovation can’t be achieved without trying multiple things and failing in the process. TCP will have a culture where it would be OK to fail as long as we’re learning and improving. We will seek to create a culture that can attract, empower, retain and incentivize such first-class worthy individuals so that we sail in the same boat, and maintain a competitive edge in the ever-evolving business landscape. Eventually, we will seek for TCP to have a culture of a seamless web of deserved trust, ownership mentality and a sense of responsibility.

No Quarterly Calls and Market Guidance: To achieve long-term gains, one has to ignore the short-term fluctuations. A quarter (or even a year for that matter) is too short to judge management’s performance. Rather, it pushes management to prioritize short-term small wins at the cost of long-term material gains. Therefore, TCP does not expect to conduct quarterly calls or provide quarterly earnings guidance to the market. This will liberate management from managing the outer scorecard. Rather, they will spend time on managing the inner scorecard, i.e., the business performance. This does not mean that management will not have internal goals about financial metrics. We want management to focus on long-sighted decisions and long-term value creation, not on short-sighted decisions and behaviors to meet or beat quarter-to-quarter earnings guidance.

Transparency and Open Communication : We aim to provide you with the information we would desire if our roles were reversed, and to treat you the way we would want to be treated. We also value intellectual honesty and are open-minded to changing our beliefs when proven wrong. We will always prioritize our competitive advantage while sharing information, so we won't disclose anything that will weaken our business moat unless required by reporting obligations.

In a nutshell, the main objective is to protect and compound, at a reasonable rate of return, the per-share intrinsic value of TCP following a thoughtful approach. Meaning, TCP under our governance will take, if it makes sense, some unconventional steps, i.e., aversion to debt, replacing unnecessary complexity with simplicity, not unnecessarily relying on advisors and consultants, no quarterly calls/guidance, a decentralized management style and lean management structure, long-term focus, proper compensation structure to align the interests of management with shareholders, and stewardship of capital.

The board members have visited TCP headquarters, its distribution center in Alabama, various warehouses, and a few retail stores and met the senior leadership team, vice presidents, district managers, and store managers to identify opportunities to pursue long-term results. The good news is that we’ve identified a few opportunities. We believe some of these can be fixed quickly but others might take time. Two are outlined below:

(1)  Minimum Order Size for Free Shipping: TCP in its whole history offered free shipping without any minimum order size. This was financially unsustainable, as it resulted in significant losses on low-value orders. Almost all competitors in the specialty retail industry apply a minimum order size to qualify for free shipping which ranges from $35 to $50. In February 2024, TCP finally implemented a minimum order size of $20 to qualify for free shipping. For value-conscious customers, a free shipping option is still available through the buy-online-ship-to-store (BOSS) method. The data suggests that, after factoring in all variable costs, orders falling within the $20-39.99 range either result in a loss, breakeven, or yield a thin profit margin that can only be covered if we earn a sufficient gross margin. Our analyses suggest that we have more room to increase the minimum order threshold while remaining competitive in terms of pricing. Increasing the minimum order size to a higher threshold makes economic sense and management is currently thoughtfully thinking through this decision.

(2)  Expansion and Automation of Distribution Center: TCP has a total of 120 acres of land in Fort Payne, Alabama, out of which the South East Distribution Center (the “SEDC”) is built on 16 acres and the remaining is either parking or unused space. TCP usually has over 53 million units at peak during the year, out of which only 20 million units can be stored in the SEDC, 11.8 million units at a third-party fulfilment center and the rest are stored in seven offsite warehouses. TCP pays approximately $15 million in annual rent to this third party and these offsite warehouses. The SEDC is fairly automated, except for the picking process, which is labor intensive and requires employees to walk for an average of 7 miles per day. The fulfillment costs of the third party are higher than SEDC. Keeping inventory at multiple locations brings its own inefficiencies (e.g., duplicate inventory, split shipments, utilities, security, transport, and additional labor). To address these issues, management will seek proposals to expand and automize the SEDC. This decision would not only save costs, but also enhance overall operational efficiency.

The implementation of all of the above is not easy, but we intend to achieve it v-e-r-y s-l-o-w-l-y so as to best ensure proper implementation and success. In making decisions, our fundamental focus will be on long-term results rather than being swayed by short-term profitability considerations or reacting to – Wall Street – immediate responses. Delayed gratification is a component of compounding wealth, so shareholders’ patience would be the most logical course…

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Other Information

We seek to follow a tell-it-like-it-is policy, and we reckon, this is the best form of proper communication and is important, particularly when things do not go well, which is inevitable from time to time. We, like all candid boards and management, are not infallible.

As your Chairman, I will waive all and any form of future fees and/or salary and/or compensation. I do not need any financial motivation other than to enhance the per-share intrinsic value of TCP. Mithaq owns a meaningful equity stake and has also provided unsecured loans to TCP on TCP-favorable terms. If this level of exposure and commitment does not motivate us to turn TCP back to profitability and govern it reliably, nothing else will.

In no way do we guarantee nor promise returns, but rest assured that we are going to roll up our sleeves and strive to be reliable fiduciaries and work diligently to uphold this privilege. I am certain we will experience agonizing periods. Mr. Market1 will swing TCP’s share price up and down from time to time and I hope that shareholders can weather with us through thick and thin.

Our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) sets forth detailed information on our business and our audited financial statements. Shareholders can access much of TCP's information on our corporate website https://corporate.childrensplace.com and the SEC’s EDGAR website https://www.sec.gov/edgar/.

May 24, 2024	Turki Saleh A. AlRajhi
Chairman of the Board

[1]	Mr. Market: In 1949, Professor Benjamin Graham coined the term “Mr. Market” in his famous book, The Intelligent Investor. He elaborated on this concept in detail in Chapter 8, “The Investor and Market Fluctuations”. The “Mr. Market” metaphor represents the irrational or contradictory traits of the stock market and the risks of following groupthink. The seductive fellow named “Mr. Market” will knock on your door every day and offer you a price to either buy or sell your interest in a business, and investors have the liberty to either take the offer or ignore it. “Mr. Market” does not express any positive or negative feelings about your actions. The point is that price and value may disconnect widely, and intelligent investors should make rational decisions and never fall under the influence of “Mr. Market” while buying or selling any business.

Forward-Looking Statement

This letter contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and results of operations, including adjusted net income (loss) per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 3, 2024. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unable to achieve operating results at levels sufficient to fund and/or finance the Company’s current level of operations and repayment of indebtedness, the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions (including inflation), the risk that changes in the Company’s plans and strategies with respect to pricing, capital allocation, capital structure, investor communications and/or operations may have a negative effect on our business, the risk that the Company’s strategic initiatives to increase sales and margin, improve operational efficiencies, enhance operating controls, decentralize operational authority and reshape the Company’s culture are delayed or do not result in anticipated improvements, the risk of delays, interruptions, disruptions and higher costs in the Company’s global supply chain, including resulting from disease outbreaks, foreign sources of supply in less developed countries, more politically unstable countries, or countries where vendors fail to comply with industry standards or ethical business practices, including the use of forced, indentured or child labor, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, various types of litigation, including class action litigations brought under securities, consumer protection, employment, and privacy and information security laws and regulations, the imposition of regulations affecting the importation of foreign-produced merchandise, including duties and tariffs, risks related to the existence of a controlling shareholder, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.